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                                                                   EXHIBIT 10.16

                                                          Agreement No. FT19901M


                           MASTER PURCHASE AGREEMENT

This Master Purchase Agreement ("Agreement"), effective as of the 31st day of December, 1999, is entered into by and between FiberNet Telecom Group, Inc. (hereinafter "FiberNet") with executive offices located at 570 Lexington Avenue, New York, New York 10022, and Nortel Networks Inc. (hereinafter "Nortel Networks"), with offices located at 5405 Windward Parkway, Alpharetta, Georgia 30004.

WHEREAS, FiberNet is engaged in providing communication services and products, and providing and maintaining public and private communication networks; and

WHEREAS, Nortel Networks, in conjunction with Nortel Networks Affiliates, is engaged in the design, development, manufacture and sale of various products and offers services associated with such products, which can be used in connection with the communication services, products and networks of FiberNet; and

WHEREAS, FiberNet wishes to be able to purchase and/or license various products and services for delivery and installation in the United States from Nortel Networks, which FiberNet will use for its own internal use and not for resale or as stock in trade and Nortel Networks is willing to sell and/or license such products to FiberNet, subject to the terms and conditions of this Agreement; and

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein set forth, the parties agree as follows:

ARTICLE 1.   DEFINITIONS

The following words shall have the meanings set forth below. Words in the singular shall be held to include the plural and vice versa and words of gender shall be held to include the other gender as the context requires.

1.1 "Acceptance" shall mean that either (i) FiberNet has indicated that an ordered Product is operating substantially in accordance with the applicable Specification; or (ii) an ordered Product has been deemed to be accepted pursuant to criteria set forth in Article 6.

1.2 "Applications" shall mean any program, product, service, development or invention developed by a party using the Building Blocks, including any modified or created Building Blocks, created by FiberNet.

1.3 "Building Block(s)" shall mean those Software files provided by Nortel Networks with Modifiable Software that are manipulatable or which may be created by FiberNet with such Modifiable Software and which can be used, created or manipulated by FiberNet to create Applications.

1.4 "Confidential Information" shall mean all information, including without limitation, specifications, drawings, documentation, know-how and pricing information, of every kind or description which may be disclosed by one party to the other party in connection with this Agreement, provided the disclosing party shall clearly mark all such information disclosed in writing as the confidential property of the disclosing party and, in the case of oral disclosure, the disclosing party shall identify the confidential nature of any such information at the time of such oral disclosure and shall provide a written summary labeled as confidential of the orally disclosed information to the recipient within fifteen (15) business days of such disclosure.

1.5 "Customer" shall mean entities to whom FiberNet provides communication services as a result of FiberNet's use of the Products.

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                                                          Agreement No. FT19901M


1.6 "Customer Information" or "CI" shall mean the information provided by FiberNet to Nortel Networks in order for Nortel Networks to engineer and/or provide the components of Systems.

1.7 "Documentation" shall mean the documents which Nortel Networks generally makes available to its customers containing descriptive, operating, installation, engineering and maintenance information for Products, including Specifications, as such documents may be amended from time to time.

1.8 "Effective Date" shall mean the date this Agreement becomes effective which shall be the date first identified above.

1.9 "Extension" shall mean Hardware and/or Software that is engineered by Nortel Networks and added to an Initial System after the Turnover Date of the Initial System.

1.10 "Hardware" shall mean, individually and collectively, the Nortel Networks equipment listed in the Product Annexes of Exhibit A, and shall be deemed to include any equipment which Nortel Networks adds to its generally available Hardware price lists or so identifies to FiberNet in a Quotation.

1.11 "Hazardous Material" shall mean any pollutants or dangerous, toxic or hazardous substances (including without limitation, asbestos) as defined in, or pursuant to the OSHA Hazard Communication Standard (29 CFR Part 1910, Subpart Z), the Resource Conservation and Recovery Act (15 USC
        Section 6901, et seq.), the Toxic Substances Control Act (15 USC Section 2601, et seq.), the Comprehensive Environmental Response Compensation and Liability Act (42 USC Section 9601, et seq.), and any other federal, state or local environmental law, ordinance, rule or regulation or equivalent law or regulation in the location to which the Product is shipped by Nortel Networks.

1.12 "Initial System" shall mean Hardware and Software, inclusive of a central processor unit, included in a configuration which Nortel Networks identifies as a System and which is initially engineered by Nortel Networks and installed at a specific Installation Site.

1.13 "Installation Site" shall mean the location or facility identified in an Order at which the applicable Products will be installed.

1.14 "Licensed Software" shall mean the Software that FiberNet has licensed pursuant to this Agreement.

1.15 "Merchandise" shall mean any Hardware or other parts or components that are not ordered as part of a System and with respect to which no engineering, installation or other Services are provided by Nortel Networks.

1.16 "Modifiable Software" shall mean Software, or a portion of Software that is identified as such by Nortel Networks in its applicable Documentation, which FiberNet may have certain rights to modify and potentially create Applications or Building Blocks in accordance with the applicable Documentation.

1.17 "Non-Licensed Software" shall mean Software for which FiberNet has not yet obtained a license nor paid applicable right-to-use fees, but which Software may be included with Software loads delivered to FiberNet hereunder.

1.18 "Nortel Networks Affiliate" shall mean Nortel Networks' parent corporation, Northern Telecom Limited and any corporation controlled directly or indirectly by Northern Telecom Limited through the ownership or control of shares or other securities in such corporation.

1.19 "Order" shall mean a numerically controlled purchase authorization document issued by FiberNet to Nortel Networks specifying the types and quantities of Products and Services to be furnished by Nortel Networks.

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                                                          Agreement No. FT19901M


1.20 "Product(s)" shall mean, individually and collectively, the Hardware, Software, and Documentation.

1.21 "Product Annex" shall mean, with respect to a specific Product, additional or modified terms and conditions as set forth in Exhibit A, inclusive of but not limited to those that may apply to any Third Party Hardware or Third Party Software, unique to such Product.

1.22 "Quotation" shall mean a written budgetary or firm price quotation issued by Nortel Networks to FiberNet for the supply of any Products or Services pursuant to this Agreement.

1.23 "Service(s)" shall mean, individually and collectively, any of the services set forth in this Agreement that FiberNet may acquire from Nortel Networks, such as but not limited to maintenance, engineering, installation, training, data management, program management, project management, commissioning, testing, technical assistance Service with respect to Products and installation, and consulting.

1.24 "Services Software" shall mean that Software and related documentation made available by Nortel Networks that may be used by FiberNet for estimation, planning or information purposes.

1.25 "Ship Date" shall mean the date as agreed to by the parties, on which a Product ordered by FiberNet is scheduled to be shipped from Nortel Networks' facility or in the case of Software which is downloaded, the date upon which such Software is to be downloaded to the System; however, Ship Date shall not mean the date on which Non-Licensed Software is activated.

1.26 "Software" shall mean (i) computer programs in object code form or firmware which (a) are owned by, or licensed to, Nortel Networks, (b) reside in Product memories, tapes, disks or other media, and (c) provide basic logic operating instructions and user-related application instructions; and (ii) documentation associated with such computer programs which may be furnished by Nortel Networks to FiberNet from time to time, including both Licensed Software and Non-Licensed Software, but in no event shall Nortel Networks have the obligation to license source code.

1.27 "Software Release" shall mean Software or revisions to Software containing problem fixes, new features and/or enhancements.

1.28 "Specifications" shall mean with respect to any Product the specifications and/or practices set forth in Northern Telecom Practices ("NTPs") or similar documents published by Nortel Networks which Nortel Networks identifies as the standard performance specifications and practices for such Product.

1.29 "System" shall mean a configuration of Hardware and Software providing a specified functionality and includes an Initial System and its Extensions, if any.

1.30 "Third Party Hardware" shall mean any hardware not of Nortel Networks' manufacture which shall be deemed to include any such hardware which Nortel Networks adds to its generally available Third Party Hardware price lists or so identifies to FiberNet in a Quotation. Nortel Networks shall use commercially reasonable efforts to provide FiberNet with prior written notice of any Third Party Software required for the use of the Products.

1.31 "Third Party Software" shall mean any Software not owned by Nortel Networks which is included within Licensed Software or Non-Licensed Software. Nortel Networks shall use commercially reasonable efforts to provide FiberNet with prior written notice of any Third Party Software required for the use of the Products.

1.32 "Turnover" shall mean, with respect to any System installed by Nortel Networks, that Nortel Networks has completed its standard manufacturing, verification cycle, installation

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                                                          Agreement No. FT19901M


        and/or agreed-upon test procedures, as applicable, and that the System is ready for acceptance testing by FiberNet.

1.33 "Turnover Date" shall mean, with respect to any Product installed by Nortel Networks hereunder, the date on which Nortel Networks provides a notice of Turnover to FiberNet.

ARTICLE 2.  SCOPE OF AGREEMENT

2.1 This Agreement sets forth the terms and conditions under which FiberNet may order Products and/or Services from Nortel Networks. FiberNet may use the Products itself, including use to provide services to others, subject to the terms and conditions of this Agreement. FiberNet expressly represents that it is not buying Product for resale. All Products shall be delivered and installed in the United States.

2.2 To the extent any terms and conditions set forth in this Agreement are inapplicable to a Product, the applicable terms and conditions and any additional terms and conditions for such Product shall be set forth in a Product Annex.

2.3.1 During the Initial Term as set forth in Section 13.1, FiberNet shall purchase and take delivery of optical networks Products and Services listed in Annex A.1 attached hereto ("Optical Products and Services"). FiberNet shall purchase and take delivery of Optical Products and Services in the net minimum aggregate amounts of (i) Fifteen Million Dollars ($15,000,000.00) in the first year of the Initial Term; (ii) Twenty Million Dollars ($20,000,000.00) in the second year of the Initial Term; and (iii) Twenty-five Million Dollars ($25,000,000.00) in the third year of the Initial Term ("Optical Commitment"). For purposes of the Optical Commitment, the first year of the Initial Term shall begin upon the execution of this Agreement and conclude on December 31, 2000; the second year shall begin on January 1, 2001 and conclude on December 31, 2001; and the third year shall begin on January 1, 2002 and conclude on December 31, 2002.

2.3.2 In consideration of FiberNet's Optical Commitment, Nortel Networks shall provide FiberNet with discounted pricing as set forth in Annex A.1 hereto, in addition to any training and/or services that may be set forth in a quote in accordance with Section 3.6 of this Agreement.

2.3.3 The Optical Commitment shall be satisfied by the net total prices and fees paid by FiberNet for such Optical Products and Services. Purchase Orders that may have been submitted to Nortel Networks prior to the execution of this Agreement shall count towards the first year of the Optical Commitment.

2.3.4 In consideration of FiberNet's Optical Commitment, Nortel Networks shall extend tier 4 pricing to FiberNet as set forth in Annex A.1, Schedule A. In the event that FiberNet fails to meet its Optical Commitment by the end of the first, or any subsequent, year of the Initial Term, FiberNet shall pay to Nortel Networks, as liquidated damages and not as a penalty, the difference between the total tier 4 prices paid during the applicable year and the total of the applicable tier prices FiberNet would have paid based on its actual cumulative purchases for such year pursuant to the Tier Level Determination Table set forth in Annex A.1, Schedule D. For example, if FiberNet's cumulative purchases at the end of year 2 of the Initial Term equal Twenty-Five Million Dollars ($25,000,000), the applicable tier (based on Schedule D) would be tier 3, and FiberNet would be responsible for paying the difference between total tier 4 prices actually paid and total tier 3 prices applicable for its aggregate year 2 purchases. Nortel Networks shall invoice FiberNet immediately upon expiration of each such year of the Initial Term for such liquidated damages and such invoice shall be due and payable within thirty (30) days of the date of such invoice. Nortel Networks agrees that its sole and exclusive remedy under this Section 2.3.4 in the event the Optical Commitment is not met by FiberNet shall be collection of the liquidated damages specified herein.

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                                                          Agreement No. FT19901M



2.4 If specified in a Product Annex as a requirement, FiberNet shall, fifteen (15) days prior to each calendar quarter, submit to Nortel Networks a consolidated non-binding forecast of Products by geographic region, that FiberNet anticipates purchasing or licensing over the next four (4) calendar quarters. In addition to the type, quantity and cumulative dollar amount of Products, the parties may agree upon additional information to be included in such forecast.

2.5 All references to prices, charges, fees or other amounts herein shall be in U.S. dollars and all documentation, correspondence and communication shall be in the English language.

2.6 In the event FiberNet shall not have received financing for the purchase of Products or Services hereunder on terms and conditions reasonably acceptable to FiberNet by June 30, 2000 FiberNet shall have the right until such time, but not the obligation, upon providing Nortel Networks ten (10) business days prior written notice given prior to June 30, 2000 to terminate this Agreement in its entirety without cost, expense or penalty to FiberNet (a "Special Termination"); provided that (i) FiberNet will remain liable for any then outstanding Orders, and (ii) notwithstanding anything contained in this Agreement to the contrary, FiberNet will not be responsible for any price increases for purchased and/or ordered Products due to FiberNet's failure to meet its minimum purchase commitments set forth in Article 2 hereof due to any such Special Termination, and (iii) subject to Section 13.3 (Term and Termination).

ARTICLE 3.   PLACEMENT OF ORDERS

3.1 To order Products and/or Services, FiberNet shall submit to such person as Nortel Networks shall designate, an Order which shall at a minimum specify the following, if applicable:

        (i) the types and quantities of Products and Services to be furnished by Nortel Networks;

        (ii) the applicable prices, charges and fees with respect to such Products and Services;

        (iii)the location or facility to which the Products are to be delivered;

        (iv) the incorporation by reference of this Agreement;

        (v)  the Installation Site, if known;

        (vi) the requested Ship Date and Turnover Date of the System; and

        (vii)any other information required under this Agreement to be included in an Order.

3.2 All purchases pursuant to this Agreement shall be made by means of Orders issued from time to time by FiberNet and accepted by Nortel Networks in writing within fifteen (15) days after receipt of Order. In the event Nortel Networks fails to provide its acceptance of an Order in writing within such fifteen (15) day period, such Order shall be deemed to be accepted provided that no additional or special terms and conditions have been written on the face of or otherwise incorporated into such Order. Nortel Networks shall have the right to reject any Order, or the applicable portion of such Order, placed hereunder where FiberNet has a separate agreement with Nortel Networks for the provision of the Products or Services requested in such Order or the Order is otherwise not in accordance with this Agreement.

3.3 All Orders issued by FiberNet pursuant to this Agreement shall refer to and specifically incorporate this Agreement by reference and the terms and conditions herein shall govern the transaction resulting from such Order provided that such Order is accepted or deemed accepted by Nortel Networks. Preprinted terms and conditions set forth in Orders issued by FiberNet, or in any prior Quotations, acknowledgments or other related documentation

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                                                          Agreement No. FT19901M

        issued by any party, shall be considered null and void and shall have no force or effect. However, any special terms and conditions written on the face of or otherwise incorporated into an Order shall, upon acceptance in writing by Nortel Networks, for such Order only, supersede the specific terms and conditions contained in this Agreement, including all Exhibits attached hereto, which are in conflict, but only to the extent of such conflict.

3.4 FiberNet may at any time request additions, alterations, deductions or deviations to an Order subject to the condition that such changes and any adjustments resulting from such changes including, but not limited to, schedules and prices, shall be mutually agreed upon and, if so agreed, subsequently detailed in a written revision to the applicable Order ("Change Order"). FiberNet acknowledges that a premium charge may be applied by Nortel Networks should Nortel Networks agree to process a Change Order outside of its standard Order processing cycle for a Product or in the event that a Change Order requires an amount of additional work (such as additional engineering) to be undertaken to comply with such changes.

3.5 If FiberNet desires to receive a budgetary or firm Quotation from Nortel Networks for a Product or Service, FiberNet shall submit such request in writing to Nortel Networks' Director, Commercial Marketing, or such other person as designated by Nortel Networks. The request for Quotation shall include the information listed in Section 3.1, as applicable.

3.6 Nortel Networks shall respond in writing to requests for budgetary Quotations and requests for firm Quotations. Unless otherwise specified in the firm Quotation, such firm Quotation shall be valid for one hundred and twenty (120) days from the date of such Quotation. Budgetary Quotations shall be provided for information and planning purposes only and shall not be considered to be a final or firm statement binding on either party. The Quotations shall include the following information:

        (i)  Budgetary Quotations

             (a)  preliminary Hardware and Software lists;

             (b)  the estimated charges for the Products;

             (c)  the estimated charges for Services requested; and

             (d)  any other information requested by FiberNet.

        (ii) Firm Quotations

             (a) the price to be paid by FiberNet for the Products, after applying the applicable discounts, if any;

             (b)  fixed charges for Services requested;

             (c) complete Hardware and Software lists and detailed and firm project schedules; and

             (d)  any other information requested by FiberNet.

3.7 The Ship Date shall be based on Nortel Networks' standard intervals for the applicable Product; however, the parties shall always mutually agree on the Ship Date and take into consideration any unique aspect of the applicable project.

3.8 Orders may be issued either electronically, such as through electronic data interchange, or via traditional manual methods, as mutually agreed to by the parties.

ARTICLE 4.  PRICE AND PAYMENT

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                                                          Agreement No. FT19901M

4.1 Nortel Networks shall charge FiberNet for each Product and/or Service ordered by FiberNet in accordance with the prices set forth in each accepted Order, which prices shall be based upon prices identified in one of (i) a Product Annex; (ii) a Firm Quotation; (iii) Except with respect to optical Products listed in Annex A.1, Nortel Networks' then current prices; or (iv) as specified elsewhere in this Agreement or as otherwise mutually agreed in writing.

4.2 Nortel Networks' prices, if set forth in Exhibit A, may be revised by Nortel Networks no more than once each calendar year, by providing sixty
        (60) days prior written notice to FiberNet. If such price revisions exceed an increase of ten percent (10%) in any such calendar year, FiberNet may terminate the Agreement subject to Section 13.3 (Term and Termination) subject to the proviso at the end of Section 2.6 (Scope of Agreement), and such termination shall constitute a Special Termination pursuant to Section 2.6, and such termination shall be governed by
        Section 2.6. Such notice shall specify the effective date of the price change and shall apply to all Orders received by Nortel Networks on or after the effective date of the price change.

4.3 Nortel Networks shall promptly extend to FiberNet any price reductions made by Nortel Networks in its generally available, then current list prices for Products and/or Services. Such price reduction shall apply to all Orders received on or after the effective date of such price reduction.

4.4 For all Orders, Nortel Networks shall invoice FiberNet for Products and Services as follows, unless otherwise agreed to in writing:

     (i) for Systems, whether or not installation has been ordered from Nortel Networks, ninety percent (90%) of the price of the Products on the date Products are shipped, ten percent (10%) of the price of the Products on the date of Acceptance, one hundred percent (100%) of the price of any Services upon the date of completion of such Services, except with respect to installation Services, if any, which shall be invoiced one hundred percent (100%) upon Turnover. Except for installation Services, for Services that have a duration of more than one (1) month to complete, Nortel Networks may invoice FiberNet monthly for that portion of such Services which have been performed as of such invoicing date. Except for invoices based on Acceptance above, in the event of partial shipments against a single Order, Nortel Networks shall issue no more than two (2) invoices for such Order; the first upon initial Product shipment, the second upon shipment of remaining Products.

     (ii) for Merchandise or Documentation provided on a furnish-only basis, one hundred percent (100%) of the price on the Ship Date; and (iii) for Orders covering Services only, one hundred percent (100%) of the price for such Services following completion of performance, except for recurring support Services which shall be billed quarterly in advance unless otherwise agreed. Some Services may be subject to monthly invoicing as set out in a Product Annex or separate Service agreement. To the extent such Services are to be invoiced differently then set out in this paragraph (iii), such differences shall be set forth in the applicable Product Annex or separate Service agreement and such provisions shall take precedence.

4.5 Each invoice shall be paid in full within thirty (30) days after the date of such invoice. In the event that FiberNet does not pay an invoice in full within such thirty (30) day period, then Nortel Networks may charge FiberNet interest on the outstanding portion of such invoice, from day thirty one (31) forward, at the rate of one percent (1.0%) simple interest per month, or such lesser amount as may be the maximum permissible rate under applicable law, until such time as the outstanding invoice is paid. In addition, FiberNet agrees to pay all collection costs and reasonable legal fees incurred by Nortel Networks as a result of late payment or non-payment by FiberNet.

ARTICLE 5.   SHIPMENT, TITLE AND RISK OF LOSS

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5.1  Prior to the Ship Date, FiberNet shall have the right to reschedule any pending Orders provided that (i) a minimum period of notice prior to such Ship Date is given to Nortel Networks by FiberNet in accordance with the applicable Product Annex; and (ii) the new Ship Date is within ninety (90) days of the original Ship Date. However, each Order may only be rescheduled once. Nortel Networks shall be responsible for any storage fees, insurance and demurrage costs incurred with respect to such rescheduled Orders.

5.2 Risk of loss and damage to Products shall pass to FiberNet upon delivery to the loading dock at the Installation Site or other delivery location specified by FiberNet in an Order. FiberNet shall keep such Products fully insured for the total amount then due Nortel Networks for such Products. FiberNet shall pay transportation charges, including insurance, associated with the shipment of Products; however if the parties agree, Nortel Networks shall prepay transportation charges, and insurance for delivery of Products to the Installation Site or other delivery location or other designated receiving point as specified in an Order. The charges therefore shall be invoiced by Nortel Networks and paid by FiberNet to Nortel Networks in accordance with Article 4 above.

5.3 Good title to Hardware furnished hereunder, free and clear of all liens and encumbrances, shall vest in FiberNet upon full payment to Nortel Networks of the total amount payable by FiberNet for such Hardware ("Total Fee") furnished by Nortel Networks in connection with such Hardware. Except as provided in Section 15.4.3 prior to payment of the Total Fee for the Products and Services in an Order, FiberNet shall not sell or lease the Hardware, or allow any liens or encumbrances to attach to the Hardware or Software, or remove the Hardware or Software from the Installation Site without the prior written consent of Nortel Networks, such consent not to be unreasonably withheld.

5.4 Except as set forth in Article 5.1, if FiberNet notifies Nortel Networks prior to a Ship Date that FiberNet does not wish to receive such Products on the Ship Date, or the Installation Site or other delivery location is not prepared in sufficient time for Nortel Networks to make delivery in accordance with such date, or FiberNet fails to take delivery of any portion of the Products in an Order when shipped, Nortel Networks may place the applicable Products in storage. In that event, FiberNet shall be liable for all additional actual costs (including storage costs), which additional costs Nortel Networks shall use reasonable efforts to mitigate, thereby incurred by Nortel Networks; however, if such costs are incurred solely due to the fault or negligence of Nortel Networks, they shall be Nortel Networks' responsibility. Delivery by Nortel Networks of any Products to a storage location as provided above shall be deemed to constitute delivery of the Products to FiberNet for purposes of this Agreement, including, without limitation, provisions for payment, invoicing, passage of risk of loss, and commencement of the warranty period.

5.5 Until the Total Fee is paid, FiberNet grants to Nortel Networks a purchase money security interest in the Products in an Order and their proceeds or such other similar protection as may be available in the applicable jurisdiction. FiberNet shall cooperate with Nortel Networks in preserving and perfecting Nortel Networks' security interest in the Products and FiberNet shall promptly (i) execute and deliver to Nortel Networks such financing statements as Nortel Networks may reasonably require; and (ii) execute and deliver to Nortel Networks such other agreements, documents and instruments as Nortel Networks may reasonably require to perfect and maintain the validity, effectiveness and priority of the security interest created or intended to be created by this Agreement. FiberNet authorizes Nortel Networks to file one or more financing or continuation statements and amendments thereto, relating to all or any part of the Products in an Order without signature of the FiberNet where permitted by law. A carbon, photographic or other reproduction of this Agreement or of any financing statement covering the Products or any part thereof shall be sufficient as a financing statement and may be filed as a financing statement.

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                                                          Agreement No. FT19901M


5.6.1 FiberNet shall use reasonable efforts to provide Nortel Networks or its subcontractors with access to its Installation Sites or other FiberNet facilities during the times specified by Nortel Networks and as are reasonably necessary for Nortel Networks to perform its obligations hereunder. Nortel Networks shall be under no obligation to provide Services where access is not granted. Nortel Networks shall comply with FiberNet's reasonable site and security regulations of which Nortel Networks is informed by FiberNet.

5.6.2 All sites at which the Products shall be delivered or installed shall be prepared by FiberNet in accordance with reasonable commercial standards, including such additional requirements as may be provided in writing by Nortel Networks in advance, including, without limitation, environmental requirements. Prior to and during installation, FiberNet shall ensure the timely and adequate delivery, installation and functioning of the electrical and communications connections and other reasonable environmental requirements, including but not limited to, HVAC systems, specified in Nortel Networks's applicable written instructions, Specifications, Documentation or in a Product Annex.

5.6.3 FiberNet shall provide reasonable working space and facilities, including heat, light, ventilation, telephones, electrical current, waste removal and other necessary utilities for use by Nortel Networks personnel performing installation or other Services, and adequate secure storage space, if reasonably required by Nortel Networks, for Products and materials. FiberNet shall also provide adequate security against theft, damage or other loss for the Products while on FiberNet's Installation Site or other delivery location specified by FiberNet.

5.6.4 FiberNet shall obtain all necessary governmental permits applicable to FiberNet in connection with the installation, operation, and maintenance of Products furnished hereunder, excluding any applicable permits required in the normal course of Nortel Networks's doing business. Any information which Nortel Networks reasonably requests from FiberNet and which is necessary for Nortel Networks to properly install or maintain the Products shall be provided by FiberNet to Nortel Networks in a timely fashion and in a form reasonably specified by Nortel Networks.

5.7 If (i) due to the fault or negligence of Nortel Networks, shipment from the factory of a Product listed in Annex A.1 ordered hereunder pursuant to an accepted Order is delayed by more than ten (10) working days after the scheduled Ship Date for that Order, or (ii) FiberNet has provided written notice within (10) days of receipt of a Product that such Product is not functional, and due to the fault or negligence of Nortel Networks shipment from the factory of a replacement Product has not occurred within 10 days of receipt of such notice; (in either case, the "Grace Period"), then at FiberNet's election, Nortel Networks shall pay to FiberNet, not as a penalty but as liquidated damages, an amount equal to two percent (2.0%) of the purchase price of affected Product for each period of seven (7) days (or portion thereof) between the end of the Grace Period and the date on which such Product is actually shipped from the factory by Nortel Networks, provided that such liquidated damages shall not exceed fifteen percent (15%) of the purchase price of such affected Product. Payment of liquidated damages shall be made in the form of product credits issued to FiberNet for redemption against future purchases or then-open Nortel Networks invoices, at FiberNet's sole discretion, of Products listed in Annex A.1. The parties agree that damages resulting from delays in delivery of Product would be impossible to calculate accurately, and that the foregoing measure of liquidated damages represents a fair accommodation as to resulting damages. FiberNet agrees that if it elects liquidated damages under this provision, such liquidated damage payment set forth herein constitutes its sole remedy in connection with damages to the extent resulting from delays in delivery of Product.


ARTICLE 6.   TESTING, TURNOVER AND ACCEPTANCE

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6.1  If installation Services are ordered by FiberNet, Nortel Networks shall, upon completion of such installation test the Products in accordance with Nortel Networks' Turnover procedures and a mutually agreed test plan to verify that such Products function substantially in accordance with the applicable Specifications. Upon completion of such verification, Nortel Networks shall provide to FiberNet a written notice of Turnover. FiberNet shall be permitted an opportunity to have an appropriately qualified individual in attendance to observe the performance of such tests and Nortel Networks shall use reasonable efforts to give FiberNet seventy-two
     (72) hours prior notice (which may be provided orally to FiberNet's Senior Vice President of Network Engineering and Operations, or his/her designee) of such tests, however, the absence of such FiberNet individual for any reason shall not invalidate the tests nor be a reason for FiberNet to withhold Acceptance.

6.2 Within thirty (30) calendar days after the Turnover Date, FiberNet shall either accept the Product in writing by execution of a notice of Acceptance, or notify Nortel Networks in writing, specifying in reasonable detail those particulars in which, in FiberNet's opinion, the Product is not in material conformance with the Specifications. If Acceptance does not occur within such thirty (30) days after the Turnover Date and FiberNet has not indicated to Nortel Networks in writing its basis for not accepting such Product, then Acceptance shall be deemed to have occurred. The term "material" as used in this Section 6.2, and Sections 6.3 and 6.6, shall mean a service-affecting defect.

6.3 If Nortel Networks does not install Products furnished hereunder, Nortel Networks shall, prior to delivery of the Products, perform such factory tests as Nortel Networks determines to be appropriate in order to confirm that such Products perform in material conformance with the applicable Specifications. Upon FiberNet's request, Nortel Networks shall provide written certification of such testing and compliance. In such case Acceptance shall be deemed to have occurred upon the earlier of 1) FiberNet's installation and commissioning of such Products, or 2) thirty
     (30) days after the Ship Date. In the event FiberNet or any other entity intends to perform installation of Products, (except for installation of Products which are not permitted to be installed other than by Nortel Networks, as specified in the applicable Product Annex or Documentation) FiberNet or such entity may be required to complete prerequisite training or certification prior to FiberNet being allowed to install such Products.

6.4 In the event FiberNet is utilizing any Product in a revenue-generating capacity, Acceptance shall be deemed to have occurred without limitation or restriction, upon the date of placement of such Product into revenue-generating service.

6.5 Products, such as Merchandise, which are purchased separately from a System, shall be deemed accepted upon the Ship Date. Services that are purchased separately from a Product shall be deemed to be accepted upon completion of such Services or upon specific milestones as may be identified in a Product Annex.

6.6 FiberNet shall not unreasonably withhold Acceptance. Nortel Networks shall correct any deficiencies identified by FiberNet in the manner described in this Article whereby such Products do not materially conform to the Specifications. When Nortel Networks has corrected all such deficiencies, FiberNet shall accept the Products in writing. FiberNet's failure to either accept or provide notice of non-conformance within the timeframe from the Turnover Date, as prescribed in Section 6.2, shall constitute Acceptance of the Products.

6.7 Following Acceptance of Products, FiberNet shall execute Nortel Networks' Acceptance notice, confirming Acceptance without any conditions, restrictions, or limitations of any nature whatsoever.

6.8  Acceptance shall not be withheld or postponed due to:

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                                                          Agreement No. FT19901M


     (i) Deficiencies of such Products resulting from causes not attributable to Nortel Networks, Nortel Networks employees, agents or subcontractors, such as, but not limited to (a) material change or inaccuracy of Customer Information, (b) relevant inadequacy or deficiencies of any relevant materials, information, facilities or services provided directly or indirectly by FiberNet and tested in conjunction with the applicable Products, or spurious outputs from adjacent material, or (c) other conditions external to the Products which are beyond the limits specified by Nortel Networks in the Specifications for the Products; or

     (ii) Minor deficiencies or shortages with respect to such Products which are attributable to Nortel Networks, but of a nature that do not prevent operation of the Products in revenue-generating service.

6.9 With respect to any deficiencies of the type described in Section 6.8(i), Nortel Networks shall at FiberNet's request and expense assist FiberNet in the elimination or minimization of any such deficiencies. With respect to any deficiencies or shortages as described in Section 6.8(ii), Nortel Networks shall, at Nortel Networks' expense, correct any such deficiencies or shortages within thirty (30) days of the date of Acceptance or as otherwise agreed by the parties.

6.10 In the event FiberNet notifies Nortel Networks of non-acceptance of a Product and Nortel Networks personnel travels to the Installation Site to remedy such non-acceptance and determines that non-acceptance is due to a deficiency of the type described in Section 6.8(i), Nortel Networks will invoice FiberNet for Nortel Networks' investigation of the matter consisting of the standard labor rate for Nortel Networks' personnel who travel to the Installation Site and the reasonable actual travel and living expenses incurred by such personnel. However Nortel Networks shall not charge expenses for 1st class air travel, 1st class hotel or for entertainment. Upon request Nortel Networks shall provide reasonable detail to FiberNet for its travel and living expenses.

ARTICLE 7.   ORDER CANCELLATION

7.1 If, prior to the Ship Date, FiberNet cancels all or any part of an Order, FiberNet shall pay to Nortel Networks a cancellation charge for the Products or each item of Third Party Hardware or Third Party Software that has been canceled in accordance with the schedule set forth in the applicable Product Annex.

7.2 Orders for Products that have been shipped may not be canceled. Furthermore, Orders for Products that Nortel Networks substantially customizes in accordance with a specific FiberNet request may not be canceled.

ARTICLE 8.   WARRANTY

8.1 Nortel Networks warrants that for a period of twenty-four (24) months from the earlier of 1) Acceptance if installation Services are ordered from Nortel Networks, or the date of installation and commissioning if installation is not done by Nortel Networks, or 2) 90 days after Ship Date, Hardware listed in Annex A.1 when used in accordance with the applicable Specifications will be free from defective material and faulty workmanship and shall comply with the applicable Specifications. The warranty period for Merchandise shall be ninety (90) days from the Ship Date of such Merchandise. The foregoing warranties shall not apply to items normally consumed during operation of a System such as, but not limited to, lamps and fuses.

8.2 Nortel Networks warrants that any installation Services performed by Nortel Networks will be free from defects in workmanship for a period of twelve
     (12) months from the completion date of such Services.

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                                                          Agreement No. FT19901M


8.3 Nortel Networks warrants that any Licensed Software shall function during the warranty period of the Hardware with respect to which such Licensed Software is furnished without any service-affecting, non-conformance to the applicable Specifications, and that generally available Licensed Software shall be backward compatible with the immediately prior release of such Licensed Software. Licensed Software that is delivered separately from Hardware is warranted for a period of twelve (12) months from the applicable Ship Date. If the Licensed Software fails to so function, FiberNet's exclusive remedy and Nortel Networks' sole obligation under this warranty is for Nortel Networks to correct such failure through, at Nortel Networks' option, the replacement or modification of the Licensed Software or such other actions as Nortel Networks reasonably determines to be appropriate, all within a reasonable time. Any modification to the Software not performed by Nortel Networks, or Nortel Networks' employees, agents or subcontractors, other than with respect to Modifiable Software, shall void this warranty.

8.4 If Hardware is not free from defects in material or workmanship and fails to comply with the applicable Specifications during the warranty period, Nortel Networks will, within a reasonable period of time, repair, replace or modify at its sole option the defective Hardware so that it substantially complies with the applicable Specifications. The warranty service shall be performed at the Installation Site or Nortel Networks' facility as determined by Nortel Networks. If Nortel Networks is unable to repair or modify the defective Hardware within a reasonable period of time so that such Hardware conforms to the applicable Specification, Nortel Networks shall replace the defective Hardware with Hardware that conforms to such Specifications. Replacement Hardware may be new or reconditioned at Nortel Networks' option; however, during the first ninety (90) days of the warranty period, consistent with Nortel Networks' then-current practices, new replacement Hardware listed in Annex A.1 will be provided. Nortel Networks' sole obligation and FiberNet's exclusive remedy under the warranty provisions of this Article with respect to Hardware and installation Services shall be limited to repair, modification or replacement of the defective Hardware or correction of the defective installation Services.

8.5 Notwithstanding the foregoing, the warranty period of Hardware which has been subject to repair or replacement by Nortel Networks shall commence upon the Ship Date of the repaired or replacement Hardware to FiberNet and shall expire on the later of ninety (90) days or the last day of the original warranty period with respect to the Hardware which was repaired or replaced. The warranty period of Licensed Software which has been corrected, due to a material, service-affecting non-conformance found in such Licensed Software, shall expire on the later of ninety (90) days from the Ship Date of the corrected Licensed Software to FiberNet or the last day of the original warranty period with respect to such Licensed Software.

8.6 Nortel Networks warrants that its Products shall comply in all material aspects with all applicable laws and regulations known to Nortel Networks, which are in force on the date of acceptance of the applicable Order therefor, which laws or regulations directly impose obligations upon any manufacturer, seller or, if applicable, installer of such Products.

8.7 The performance by Nortel Networks of any of its obligations described in this Article 8 shall not extend the applicable warranty period.

8.8 The warranties set forth in this Article shall not apply to any Products where the defect or non-conformance is due to (i) accident, fire, explosion, power failure, power surge or other power irregularity, lightning, alteration, abuse, misuse where such event exceeded the specified tolerances of the Products, or repair not performed by Nortel Networks, or Nortel Networks' employees, agents or subcontractors; (ii) improper storage; (iii) failure to comply with all applicable environmental requirements for the Products as specified by Nortel Networks or any other applicable supplier, such as but not limited to temperature or humidity ranges; (iv) improper performance of installation, maintenance, operation or other service in connection with the Products, provided such service was not performed by

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                                                          Agreement No. FT19901M


     Nortel Networks or on Nortel Networks' behalf; (v) use in conjunction with an incompatible product or a product not purchased under this Agreement;
     (vi) any error, act or omission by anyone other than Nortel Networks; or
     (vii) where written notice of the defect has not been given to Nortel Networks within the applicable warranty period. The warranties set forth in this Article shall not apply to Third Party Software or Third Party Hardware, provided however that Nortel Networks shall assign to FiberNet (to the extent of Nortel Networks' right to do so) the warranty rights granted to Nortel Networks by the appropriate vendor of such Third Party Software or Third Party Hardware.

8.9 Unless Nortel Networks elects to repair or replace defective Hardware at FiberNet's facility, all Hardware to be repaired or replaced, whether in or out of warranty, shall be de-installed and packed by FiberNet in accordance with Nortel Networks' instructions. Nortel Networks shall use reasonable efforts to ship repaired or replacement Hardware within thirty (30) days of receipt of the defective Hardware. To facilitate the processing of the defective Hardware returned hereunder, Nortel Networks will ship replacement Hardware prior to Nortel Networks receiving the defective Hardware in accordance with prevailing Nortel policies (including without limitation those relating to problem severity and significance if any), but in any event Nortel Networks shall us commercially reasonable efforts to ship such replacement Hardware within twenty-four (24) hours after Nortel Networks receives notice of a service-affecting Hardware outage, which policies shall be provided to FiberNet upon request. In the event FiberNet fails to return defective Hardware and Nortel Networks has shipped such replacement Hardware, Nortel Networks shall invoice FiberNet at Nortel Networks' applicable prices as set forth herein for such replacement Hardware, thirty (30) days after the Ship Date of such replacement Hardware. If mutually agreed, Nortel Networks will make repairs on-site at Nortel Networks' then-current charge for such repairs.

8.10 If the Hardware returned to Nortel Networks pursuant to the immediately preceding section is reasonably determined by Nortel Networks to be beyond repair and is outside the warranty period, Nortel Networks shall notify FiberNet and if requested Nortel Networks shall sell FiberNet replacement Hardware at prices as set forth herein for such replacement Hardware.

8.11 FiberNet shall bear risk of loss or damage and shall pay for all transportation charges for Hardware returned to Nortel Networks, and Nortel Networks shall bear risk of loss or damage and pay for transportation charges for repaired or replacement Hardware shipped to FiberNet. Title to repaired Hardware shall pass to Nortel Networks upon receipt. Title to replacement Hardware shall pass to FiberNet upon receipt.

8.12 Nortel Networks and Nortel Networks' vendors of Third Party Hardware and Third Party Software, as appropriate, shall not have any responsibility to Customers for warranties offered by FiberNet to such Customers and FiberNet hereby indemnifies and holds harmless Nortel Networks and Nortel Networks' vendors, as appropriate, from any claims, damages or liabilities to the extent specifically arising out of any warranties offered by FiberNet to such Customers.

8.13 THE WARRANTIES, CONDITIONS AND REMEDIES SET FORTH HEREIN CONSTITUTE THE ONLY WARRANTIES, OBLIGATIONS OR CONDITIONS OF NORTEL NETWORKS WITH RESPECT TO THE PRODUCTS AND SERVICES AND ARE FIBERNET'S SOLE AND EXCLUSIVE REMEDIES IN THE EVENT SUCH WARRANTIES OR CONDITIONS ARE BREACHED. THEY ARE IN LIEU OF ALL OTHER WARRANTIES OR CONDITIONS, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

8.14 Nortel Networks represents and warrants that both before and after January 1, 2000, any Software licensed by Nortel Networks to FiberNet under this Agreement shall function,

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                                                          Agreement No. FT19901M


     during the warranty period of the Nortel Product with which such Software is provided, without any service-affecting nonconformance to the applicable specifications. If the Software fails to so function, FiberNet's sole remedy and Nortel Networks' sole obligation under this warranty is for Nortel Networks to correct such failure through, at Nortel Networks' option, the replacement or modification of the software or such other actions as Nortel Networks reasonably determines to be appropriate.

     Without limiting the generality of the immediately preceding paragraph, Products may continue to use two digit year representations where such representations do not constitute a service-affecting nonconformance to the applicable Specifications. Nortel Networks shall not be responsible for the failure of any Product to comply with the applicable specifications if such failure was the result of (i) the combination of Nortel Products with non-Nortel Networks Products; or, (ii) modification of a Product by FiberNet or any other third party.

8.15 Nortel Networks warrants that its Products, and its performance of the Agreement, shall comply in all material aspects with all applicable laws and regulations known to Nortel Networks, which are in force on the date of acceptance of the applicable Order therefor, which laws or regulations directly impose obligations upon any manufacturer, seller or, if applicable, installer of such Products.

ARTICLE 9.   NORTEL NETWORKS' ADDITIONAL OBLIGATIONS

9.1 Nortel Networks shall make training available to representatives of FiberNet with respect to the operation, configuration, installation, service, maintenance and support of the Products at Nortel Networks' then current prices and at Nortel Networks' facilities, subject to course and class availability.

9.2 Upon request, Nortel Networks shall provide FiberNet with copies of its then current training catalogue. Upon the request of FiberNet, Nortel Networks shall provide to FiberNet such training as FiberNet requests, at a time and place mutually agreed upon and at the prices to be quoted for such training. The cancellation fees set forth in the training catalogues shall apply.

9.3 Nortel Networks shall include its standard Documentation package, if any, with each shipment of Products. Nortel Networks shall make the Documentation available on its choice of media, which may include CD-ROM or other electronic media. Nortel Networks shall provide FiberNet with any other Documentation that is ordered at its then-current prices therefor. Documentation provided via Nortel Networks' CD-ROM media may be printed and copied and Documentation provided in paper format may be copied, to the extent such Documentation so provides, and only to the extent such printing or copying is necessary for the operation and maintenance of the Products to which the Documentation pertains. However, FiberNet may not press or burn any copies of CD-ROM discs.

9.4 During the term of this Agreement, FiberNet may acquire various support Services from Nortel Networks in connection with the Products FiberNet acquires from Nortel Networks under this Agreement. These Services may include, but are not limited to the following: technical assistance Services, installation Services, Hardware maintenance Services, Software maintenance Services and parts repair and replacement Services.

ARTICLE 10.   SOFTWARE LICENSE

10.1 FiberNet acknowledges that the Software may contain programs that have been supplied by, and are proprietary to, Third Party Software vendors. In addition to the terms and conditions herein, FiberNet shall abide by any additional terms and conditions specified in a Product Annex with respect to any Software provided by any Third Party Software vendor.

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                                                          Agreement No. FT19901M


10.2 Upon FiberNet's payment to Nortel Networks of the applicable fees as set forth herein with respect to any Software furnished to FiberNet pursuant to this Agreement, Nortel Networks hereby grants to FiberNet, subject to the applicable terms and conditions of this Article 10, a personal, non-exclusive, right and license to use the Licensed Software furnished to FiberNet only in conjunction with FiberNet's use of the Hardware with respect to which such Licensed Software was furnished for the life of that Hardware as it may be repaired, replaced or modified. FiberNet shall be granted no title or ownership rights to the Software, which rights shall remain in Nortel Networks or its suppliers.

10.3 As a condition precedent to this license and to the supply of Software by Nortel Networks pursuant to this Agreement, Nortel Networks requires FiberNet to give proper assurances to Nortel Networks for the protection of the Software. Accordingly, all Software supplied by Nortel Networks under or in implementation of this Agreement shall be treated by FiberNet as the exclusive property, and as proprietary and a trade secret, of Nortel Networks and/or its suppliers, as appropriate, and FiberNet shall: (i) hold the Software, including, without limitation, any methods or concepts utilized therein in confidence for the benefit of Nortel Networks and/or its suppliers, as appropriate; (ii) not provide or make the Software available to any person except to its employees on a 'need to know' basis and then only under confidentiality obligations; (iii) not reproduce, copy, or modify the Software in whole or in part except as authorized by Nortel Networks; (iv) not attempt to decompile, reverse engineer, disassemble, reverse translate, or in any other manner decode the Software; (v) issue adequate instructions to all persons, and take all actions reasonably necessary to satisfy FiberNet's obligations under this license; and (vi) forthwith return to Nortel Networks, or with Nortel Networks' consent destroy (a) upon termination of the license for any reason, or (b) upon receipt of replacement, modified, or updated Software, any magnetic tape, disc, semiconductor device or other memory device or system memory and/or Documentation or other material, including, but not limited to all printed material furnished by Nortel Networks to FiberNet.

10.4 The obligations of FiberNet hereunder shall not extend to any information or data relating to the Software which is now available to the general public or becomes available by reason of acts or failures to act not attributable to FiberNet.

10.5 Nortel Networks may issue updates to the Software from time to time, and upon FiberNet's payment of applicable right to use fees, if any, shall license such updates to FiberNet. The right to use fees for updates do not include the price of any associated Hardware that may be required.

10.6 Neither FiberNet nor any successor to FiberNet's title in the applicable Hardware shall have the right to (i) assign this license as to the applicable Licensed Software to any other person who acquires legal title to such Hardware; or (ii) sublicense the rights herein granted as to such Licensed Software to any other person who subsequently acquires the right to use such Hardware, unless agreed to in writing by both Nortel Networks and FiberNet. Such consent shall not be unreasonably withheld or delayed.

10.7 FiberNet shall indemnify and hold Nortel Networks and its suppliers, as appropriate, harmless from any loss or damage resulting from a breach of this Article 10. The obligations of FiberNet under this Article 10 shall survive the termination of the Agreement and shall continue if the Software is removed from service.

Non-Licensed Software
---------------------

10.8 Certain Software delivered by Nortel Networks may include Non-Licensed Software. Non-Licensed Software includes (i) any Software for which the applicable right to use fees have not been paid; and (ii) Software for which a periodic right to use fee has expired and the applicable additional periodic right to use fees have not been paid. FiberNet shall

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                                                          Agreement No. FT19901M


      submit to Nortel Networks an Order for any Non-Licensed Software that FiberNet desires to license or renew .

10.9 When Non-Licensed Software is placed into service, the applicable right to use fees shall be payable. FiberNet shall also have the option to pay the applicable right to use fees for any Non-Licensed Software upon installation of a Software load containing such Non-Licensed Software.

10.10 Nortel Networks may from time to time request FiberNet to provide a certification that actual use of the Products is in compliance with the terms of this Agreement. With fifteen (15) business days advance notice FiberNet will allow Nortel Networks reasonable access to its facilities during regular business hours in connection with performing a mutually agreed upon audit provided the scope of such audit shall be sufficient to enable Nortel Networks to verify FiberNet's use of the Products is in compliance with the Agreement, but in no event will such audit, or Nortel Networks' performance thereof, interfere with FiberNet's business operations or its systems.

10.11 Nortel Networks shall issue invoices to FiberNet, in addition to those amounts previously invoiced, for amounts found to be payable as a result of FiberNet's activation and/or usage of any Software which Nortel Networks determines as a result of the audit of a site and for which FiberNet has not previously paid the appropriate right to use fee.

10.12 The warranty period for Software activated later than the original Ship Date of the Software load shall be for the same period as such original Software load and shall not be extended to provide for an additional period of warranty based upon the date individual features or units are activated and/or utilized by FiberNet or the date FiberNet pays any applicable right to use fees.

Modifiable Software
-------------------

10.15.1 Notwithstanding anything to the contrary above, upon payment to Nortel Networks of the fees as set forth herein, Nortel Networks hereby grants to FiberNet, subject to the applicable terms and conditions of this
        Article 10, a personal, non-transferable, non-assignable and non-exclusive right and license to modify Licensed Software which Nortel Networks identifies as Modifiable Software. Upon the modification or creation of any Applications, or the modification or creation of any Building Blocks, Nortel Networks shall have no obligations with regard to warranty under Article 8 or indemnity under Article 11 for such Applications or Building Blocks with respect to any such created or modified Applications or Building Blocks.

10.15.2 Nothing contained in Sections 10.15.1 - 10.15.5 shall transfer, or be deemed to transfer, or contemplate the transfer of, any rights in or to the Software other than those rights specifically granted herein, and in particular but without restricting the generality of the foregoing, Nortel Networks does not in any way transfer any right, title or interest in or to the Software or any element constituting a portion thereof to FiberNet, other than the right of FiberNet to modify or create Building Blocks and Applications.

10.15.3 For any Building Blocks and Applications created solely by FiberNet, and for all FiberNet-modified portions of the Nortel Networks-provided Building Blocks with respect to such modified portion only, FiberNet shall own all forms of intellectual property rights (including but not limited to patent, trade secret, copyright and mask rights) pertaining to such Applications, Building Blocks or portions thereof and shall have the right to file for or otherwise secure and protect such rights. For all such FiberNet created Applications or Building Blocks or modified portions of Building Blocks, the parties shall, on a case by case basis, negotiate in good faith to determine whether FiberNet may desire to license any such Applications or Building Blocks to Nortel Networks.

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                                                          Agreement No. FT19901M


10.15.4 For any Applications created solely by Nortel Networks, and for the Nortel Networks-provided Building Blocks, Nortel Networks shall own all forms of intellectual property rights (including but not limited to patent, trade secret, copyright and mask rights) pertaining to such Applications or Building Blocks and shall have the right to file for or otherwise secure and protect such rights. For all such Nortel Networks Applications or Building Blocks, FiberNet may license any such additional Nortel Networks Products upon Nortel Networks making such software generally available to its customers.

10.15.5 In the event FiberNet and Nortel Networks intend to jointly create Applications or Building Blocks, the parties shall mutually agree as to applicable terms and conditions.

Services Software
-----------------

10.16.1 With respect to Services Software, FiberNet shall: (i) utilize such Services Software and the results thereof solely for estimation, planning or information purposes; and (ii) comply with additional terms, if any, applicable to such Services Software as specified in a Product Annex. Nortel Networks may, at any time and without liability or obligation to FiberNet, modify the Services Software, any computer equipment of Nortel Networks or suppliers used in connection with such Services Software, and identification codes, manuals or other information or Documentation used in connection with the Services Software.

10.16.2 SERVICES SOFTWARE IS PROVIDED AS IS AND WITHOUT WARRANTY OR CONDITION OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. NORTEL NETWORKS DOES NOT AND CANNOT WARRANT THE PERFORMANCE OR RESULTS THAT MAY BE OBTAINED BY USING SERVICES SOFTWARE. COMPANY ASSUMES SOLE RESPONSIBILITY FOR THE SELECTION OF THE SERVICES SOFTWARE TO ACHIEVE COMPANY'S INTENDED RESULTS, AND FOR THE INSTALLATION, USE, AND RESULTS OBTAINED FROM THE SERVICES SOFTWARE.

ARTICLE 11.  LIABILITY FOR BODILY INJURY, PROPERTY DAMAGE AND PATENT
             INFRINGEMENT

11.1 A party hereto shall defend the other party against any suit, claim, or proceeding brought against the other party for direct damages due to bodily injuries (including death) or damage to tangible property which allegedly result from Hardware product liability or the negligence or willful misconduct of the defending party in the performance of this Agreement. The defending party shall pay all litigation costs, reasonable attorney's fees, settlement payments and such direct damages awarded or resulting from any such suit, claim or proceeding.

11.2 Nortel Networks shall defend FiberNet against any suit, claim or proceeding brought against FiberNet alleging that the sale to, or use by FiberNet of, any Products, excluding Third Party Hardware or Third Party Software, furnished hereunder infringes any patent ("Infringement Claim"). Upon the request of FiberNet Nortel Networks shall immediately assume the defense of any such Infringement Claim in which case Nortel Networks shall pay, subject to Section 11.3 below, all litigation costs, reasonable attorney's fees, settlement payments and damages awarded or resulting from any such suit, claim or proceeding. With respect to Third Party Hardware or Third Party Software, Nortel Networks shall assign any rights with respect to infringement of patents granted to Nortel Networks by the supplier of such items to the extent of Nortel Networks' right to do so.

11.3 Nortel's cumulative liability, pursuant to this Article 11 and including its costs and expenses incurred in satisfying its obligations set forth below, shall not exceed one hundred percent (100%) of the purchase price of the Products giving rise to the claim. Notwithstanding the preceding sentence, and solely with respect to Nortel Networks' cumulative liability pursuant to Section 11.2, and including its costs and expenses

                                                          Agreement No. FT19901M


     incurred in satisfying its obligations pursuant to Section 11.2, shall not exceed two hundred and fifty million dollars ($250,000,000).

11.4 Nortel Networks shall not be liable and FiberNet shall indemnify Nortel Networks for any costs incurred by Nortel Networks or liabilities of Nortel Networks arising under this Article in excess of the amounts so stated above.

11.5 Nortel Networks shall have no liability, in respect of any Infringement Claim based on the use of a Product in the event such Product: (i) is manufactured, designed or supplied by Nortel Networks in accordance with any written design or any special written instruction furnished by FiberNet; (ii) is used by FiberNet in a manner or for a purpose not contemplated by this Agreement; (iii) is used by FiberNet in combination with other products not contemplated by this Agreement, any applicable Product Annex or any applicable Specifications, including, without limitation, any software developed solely by FiberNet through the permitted use of Products furnished hereunder, to the extent the Infringement Claim arises from such combination or the use thereof; or (iv) is modified by FiberNet where such modification is not authorized by Nortel Networks. In the excepted cases stated above, FiberNet shall indemnify and hold Nortel Networks harmless against any loss, cost, expense, damage, settlement or other liability, including, but not limited to, attorneys' fees, which may be incurred by Nortel Networks with respect to any suit, claim, or proceeding described in this Section 11.5.

11.6 Nortel Networks shall not be liable for, and FiberNet shall indemnify Nortel Networks in respect of, any damages awarded based on FiberNet's willful infringement of a patent, copyright, trade secret, trademark or other proprietary right where such infringement results in a pecuniary damage award.

11.7 Nortel Networks may provide FiberNet with notice of an actual or potential Infringement Claim. Nortel Networks shall consult with FiberNet regarding the Infringement Claim and the course of action to be pursued as a result thereof. In the event the parties fail to agree on a satisfactory course of action for dealing with the matter, FiberNet may either:

     (i) return to Nortel Networks the affected portion of the Product(s) in return for a refund of the depreciated value (as carried on the books of FiberNet) of the Product(s) so returned; or

     (ii) continue to use the Product(s) at FiberNet's own risk.

11.8 Nortel Networks shall not be liable for, and FiberNet shall indemnify Nortel Networks in respect of any Infringement Claim(s) where Nortel Networks has provided notice to FiberNet of the Infringement Claim(s) and FiberNet elects to continue its use of the Product(s) covered by the Infringement Claim to the extent damages arise out of such continued use.

11.9 If as a result of an Infringement Claim, other than those contemplated above, an injunction is obtained against FiberNet's use of any Product, Nortel Networks shall, at Nortel Networks' option:

     (i) procure for FiberNet the right to continue using the alleged infringing Product(s);

     (ii) replace or modify the same with equivalent or better Product(s) so that FiberNet's use is non-infringing; or

    (iii) accept return of the affected portion of the Product(s) and refund to FiberNet the depreciated value (as carried on the books of FiberNet) of the Product(s) so returned.

11.10 The defense of any claim that is predominantly covered by the provisions of the Agreement shall be controlled by the party upon whom the majority of the ultimate liability is likely to

                                                          Agreement No. FT19901M


      be imposed. Such controlling party shall give the other party a reasonable opportunity to participate in negotiation or defense of the claim so that such other Party may reasonably protect its own interests. Neither Party shall be liable for any settlement obligation incurred without its written consent.

11.11 FiberNet shall waive any and all claims that FiberNet may have against Nortel Networks that FiberNet may have to the extent arising from any modification FiberNet may have made to a Product, or Modifiable Software. Further, FiberNet shall be responsible for any additional hardware, software or services required as a result of such modifications.

11.12 THE REMEDIES SET FORTH IN THIS ARTICLE 11 ESTABLISH THE ENTIRE OBLIGATION OF THE PARTIES IN REGARD TO CLAIMS RELATING TO INTELLECTUAL PROPERTY RIGHTS INCLUDING CLAIMS DIRECTED TO THE INFRINGEMENT OF PATENTS, COPYRIGHT, TRADE SECRETS AND OTHER PROPRIETARY RIGHTS.

ARTICLE 12.   REMEDIES AND LIMITATION OF LIABILITY

12.1 Nortel Networks shall have the right to suspend its performance, upon written notice to FiberNet, and forthwith remove and take possession of all Products that shall have been delivered to FiberNet, if, prior to payment to Nortel Networks of any amounts due pursuant to this Agreement with respect to such Products, FiberNet shall (i) become bankrupt or cease, be unable, or admit in writing its inability, to pay all debts as they mature, or make a general assignment for the benefit of, or enter into any arrangement with, creditors; (ii) authorize, apply for, or consent to the appointment of, a receiver, trustee, or liquidator of all or a substantial part of its assets or have proceedings seeking such appointment commenced against it which are not terminated within sixty
      (60) days of such commencement; or (iii) file a voluntary petition under any bankruptcy or insolvency law or under the reorganization or arrangement provisions of the United States Bankruptcy Code or any similar law of any jurisdiction or have proceedings under any such law instituted against it which are not terminated within sixty (60) days of such commencement.

12.2 In the event of any material breach of this Agreement which shall continue for thirty (30) or more days after written notice of such breach (including a reasonably detailed statement of the nature of such breach) shall have been given to the breaching party by the aggrieved party, the aggrieved party shall be entitled at its option to avail itself of any and all remedies available at law or equity, except as otherwise limited in this Agreement.

12.3  NOTWITHSTANDING ANYTHING TO THE CONTRARY, EXCEPT FOR FIBERNET'S BREACH OF
      ARTICLE 10 (SOFTWARE LICENSE) OR EITHER PARTY'S BREACH OF ARTICLE 14 (CONFIDENTIALITY), AND EXCEPT FOR DAMAGES AWARDED TO A THIRD PARTY PURSUANT TO ARTICLE 11 (LIABILITY FOR BODILY INJURY, PROPERTY DAMAGE AND PATENT INFRINGEMENT), NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION.

12.4 Any action for breach of this Agreement or to enforce any right hereunder shall be commenced within two (2) years after the cause of action accrues or it shall be deemed waived and barred, except any action for nonpayment by FiberNet of any prices, charges, fees or other amounts actually due and payable hereunder may be brought by Nortel Networks at any time permitted by applicable law, and Nortel Networks may suspend performance of any of its obligations hereunder until all such payments are made.

ARTICLE 13.   TERM AND TERMINATION

13.1 This Agreement will be in effect from the Effective Date until December 31, 2002 (the "Initial Term"). Thereafter, this Agreement shall automatically renew for one (l) year terms (each, a "Subsequent Term"), unless either party provides the other party with written

                                                          Agreement No. FT19901M


      notice of its intent not to renew at least sixty (60) days prior to the end of the original term or any renewal term.

13.2 Either party may delay performance under this Agreement or terminate this Agreement, in whole or in part, in the event of a default by the other, provided that the non-defaulting party so advises the defaulting party in writing of the event of alleged default and the defaulting party does not remedy the alleged default within thirty (30) days after written notice thereof. If the alleged default is not capable of being remedied within thirty (30) days, the defaulting party must commence to remedy the alleged default within such thirty (30) day period and provide to the non-defaulting party a plan for timely remedying the alleged default in order to avoid termination. A default shall include:

     (i) a party's initiation of bankruptcy or receivership proceedings by or against a party or the execution of an assignment for the benefit of creditors; or

     (ii) either party's material breach of any of the terms or conditions hereof including the failure to make any payment when due.

13.3 The expiration or termination of this Agreement for any cause shall not release either party from:

     (i) any obligations and duties remaining under any Order entered into prior to such expiration or termination;

     (ii) any liability, excluding the Optical Commitment, which at the time of expiration or termination has already accrued to the other party, or, which thereafter may accrue in respect to any event prior to expiration or termination; or

     (iii) any liability from any obligation specified in Section l5.l8 below to survive expiration or termination.

ARTICLE 14. CONFIDENTIALITY

l4.1 Each party which receives the other party's Confidential Information shall use reasonable care to hold such Confidential Information in confidence and not disclose such Confidential Information to anyone other than to its employees and employees of a Nortel Networks Affiliate, FiberNet's affiliates agents or consultants under obligation of confidentiality, as applicable, with a need to know. A party that receives the other party's Confidential Information shall not reproduce such Confidential Information, except to the extent reasonably required for the performance of its obligations pursuant to this Agreement and in connection with any permitted use of such Confidential Information.

14.2 FiberNet shall take reasonable care to use Nortel Networks' Confidential Information only for study, operating, or maintenance purposes in connection with FiberNet's use of Products furnished by Nortel Networks pursuant to this Agreement.

14.3 Notwithstanding the foregoing, either party shall be free to use that portion of the Confidential Information which may be retained in intangible form by those employees who have had access to the Confidential Information, for any purpose, including use in the development, manufacture, marketing and maintenance of its products and services. The marketing of any product or service, including the dissemination of supporting documentation, which inherently discloses the disclosing party's Confidential Information shall not be deemed a breach by the recipient of such obligations provided however that ownership of the Confidential Information and all intellectual property rights to such Confidential Information remain with the disclosing party.

14.4 The obligations of either party pursuant to this Article 14 shall not extend to any Confidential Information which a recipient can demonstrate through written documentation was already known to the recipient prior to its disclosure to the recipient

                                                          Agreement No. FT19901M


     and without confidential obligations was known or generally available to the public at the time of disclosure to the recipient, becomes known or generally available to the public (other than by act of the recipient) subsequent to its disclosure to the recipient, is disclosed or made available in writing to the recipient by a third party having a bona fide right to do so and without similar confidentiality obligations, is independently developed by recipient, or is required to be disclosed by subpoena or other process of law, provided that the recipient shall notify the disclosing party promptly of any such subpoena or other process of law requiring disclosure.

14.5 This Agreement shall be considered Confidential Information between the parties.

ARTICLE 15.  MISCELLANEOUS

15.1 Publicity.  A party shall not release any advertising or other publicity
     ----------
relating to this Agreement or the contents hereof wherein such other party may reasonably be identified without the prior written approval of the other party. In addition, each party shall take reasonable precautions to keep the existence of this Agreement confidential so long as this Agreement remains in effect and for a period of five (5) years thereafter, except as may be otherwise expressly provided in this Agreement or as may be reasonably required to enforce this Agreement by law. Notwithstanding anything contained in this Agreement to the contrary, FiberNet will have the right to disclose this Agreement, or any part hereof, to any party(s) providing and/or proposing to provide financing (equity or debt) to FiberNet or its subsidiaries. However, if FiberNet discloses the Agreement in connection with a financing, such disclosure must be subject to an obligation of confidentiality. Furthermore, FiberNet will have the right to disclose this Agreement in accordance with applicable securities laws provided that it will use reasonable efforts (in coordination with the other party) to seek confidential treatment of any pricing or other sensitive and confidential terms set forth in this Agreement in the event of any such disclosure required by applicable securities laws.

15.2 Applicable Law.  The validity, construction and performance of this
     ---------------
     Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, except for its rules with regard to the conflict of laws.

15.3 Effects of Headings.  All headings used herein are for index and reference
     --------------------
     purposes only, and shall not be given any substantive effect. This Agreement has been created jointly by the parties and no rule of construction requiring interpretation against the drafter of this Agreement shall apply in its interpretation.

15.4 Assignment.
     -----------

     15.4.1 Other than as explicitly stated below, neither party may assign or transfer this Agreement or any of its rights hereunder without the prior written consent of the other party, such consent not to be unreasonably withheld. A change in control of FiberNet shall not be deemed an assignment hereunder. FiberNet's consent shall not be required for any assignment or transfer by Nortel Networks (i) to any Nortel Networks Affiliate of all or any part of this Agreement or of Nortel Networks' rights hereunder; or (ii) to any third party of Nortel Networks' right to receive any monies ("Receivables") which may become due to Nortel Networks pursuant to this Agreement.

     15.4.2 FiberNet hereby consents to the sale of Receivables by Nortel Networks without the necessity for any further notice and without any qualification on such consent. FiberNet grants permission for Nortel Networks to disclose the provisions of this Agreement to purchasers and prospective purchasers of Receivables, or their affiliates and others with a present or prospective financial interest in such Receivables, and their respective agents, attorneys, auditors, rating agencies and other advisors.

                                                          Agreement No. FT19901M


     15.4.3 Notwithstanding anything contained in this Agreement to the contrary, FiberNet will have the right to assign (by way of collateral assignment or otherwise) this Agreement and/or its rights hereunder to any financing party of FiberNet or any of its subsidiaries (a "Financing Party"). This right shall include, but will not be limited to, the right to collaterally assign this Agreement, affect a sale - leaseback transaction with respect to this Agreement and/or the Products hereunder and/or any other financing arrangement intended to finance the purchase of Products and/or Services hereunder. Upon receiving written notice from FiberNet, Nortel Networks will take any and all reasonable actions, including without limitation execution of appropriate documentation, in furtherance of the terms of this provision. Furthermore, to the extent any Financing Party requests a reasonable modification or supplement to this Agreement or the terms hereof in order to consummate any such financing, Nortel Networks will cooperate with FiberNet and any such Financing Party to make such modification or supplement to the extent such modification or supplement is reasonable and does not adversely affect Nortel Network's rights hereunder; provided that a Financing Party request to have the right to cure FiberNet breaches or defaults hereunder shall be deemed reasonable and shall in no event be deemed to adversely affect Nortel Networks' rights hereunder. FiberNet agrees that any such assignment shall not relieve FiberNet of any obligations hereunder and that it shall remain responsible for the due performance thereof.

15.5 Subcontracting.  Nortel Networks may subcontract any of its obligations
     ---------------
     under this Agreement, but no such subcontract shall relieve Nortel Networks of responsibility for performance of its obligations.

15.6 Non-Waiver. The failure by either party hereto at any time to require
     -----------
     performance by the other party or to claim a breach of any provision of this Agreement shall not be construed as affecting any subsequent breach or the right to require the performance with respect thereto or to claim a breach with respect thereto.

15.7 Relationship of the Parties. The provisions of this Agreement shall not be
     ----------------------------
     construed to establish any form of partnership, agency or joint venture of any kind between Nortel Networks and FiberNet, nor to constitute either party as the agent, employee or legal representative of the other. All persons furnished by either party to accomplish the intent of this Agreement shall be considered solely as the furnishing party's employees or agents and the furnishing party shall be solely responsible for compliance with respect to its employees with all laws, rules and regulations involving, but not limited to, employment of labor, hours of labor, working conditions, workers' compensation, payment of wages, and withholding and payment of applicable taxes, including, but not limited to income taxes, unemployment taxes, and social security taxes.

15.8 Force Majeure.  If the performance by a party of any of its obligations
     --------------
     under this Agreement shall be interfered with by reason of any circumstances beyond the reasonable control of that party, including without limitation, fire, explosion, acts of God, war, revolution, civil commotion, unavailability of supplies or sources of energy, power failure, breakdown of machinery, delays regarding zoning, easements or deed restrictions, any legal proceedings between parties unrelated to the parties hereto or labor difficulties, including without limitation, strikes, slowdowns, picketing or boycotts, then that party shall be excused from such performance for a period equal to the delay resulting from the applicable circumstances and such additional period as may be reasonably necessary to allow that party to resume its performance. In the event such a force majeure condition continues for more than one hundred and twenty
     (120) days, either party may terminate the Agreement with respect to future Orders subject to Section 13.3 (Term and Termination). With respect to labor difficulties as described above, a party shall not be obligated to accede to any demands being made by employees or other personnel.

                                                          Agreement No. FT19901M


15.9 Taxes.  FiberNet shall at Nortel Networks' direction promptly reimburse
     ------
     Nortel Networks or pay directly to the applicable government or taxing authority all taxes and charges arising hereunder, including, without limitation, penalties and interest, except for taxes computed upon the net income of Nortel Networks. If FiberNet provides Nortel Networks with a certificate of exemption for the applicable taxes, in a timely manner, then Nortel Networks shall not invoice FiberNet for such taxes.

15.10  Hazardous Materials.
       --------------------

     15.10.1 Prior to issuing any Order for Services to be performed at FiberNet's facilities, FiberNet shall identify and notify Nortel Networks in writing of the existence of all Hazardous Materials which Nortel Networks may encounter during the performance of such Services, including without limitation, any Hazardous Materials contained within any equipment to be removed by Nortel Networks.

     15.10.2 If FiberNet breaches its obligations pursuant to the immediately preceding paragraph, (i) Nortel Networks may discontinue the performance of the applicable Services until all the Hazardous Materials have been removed or abated to Nortel Networks' satisfaction by FiberNet at FiberNet's sole expense; and (ii) FiberNet shall defend, indemnify and hold Nortel Networks harmless from any and all damages, claims, losses, liabilities and expenses, including without limitation, attorney's fees, which arise out of FiberNet's breach of such obligations subject to Nortel Networks providing notice of any such claims, reasonable assistance in connection with the defense of such claims, and permitting FiberNet to control the defense of any such claims.

15.11  Notice.  All notices required or permitted to be given hereunder shall be
       -------
       in writing and shall be deemed given when delivered (i) by hand; or (ii) by facsimile transmission (confirming the same by mail); or (iii) by certified or next-day mail addressed as follows:

       If to FiberNet:       FiberNet Telecom Group, Inc.
                             -------------------------------------------------
                             570 Lexington Avenue
                             -------------------------------------------------
                             New York, NY  10022
                             -------------------------------------------------

                             -------------------------------------------------
        Attention:           Mr. Trey Farmer, COO; phone: 212-421-4900
                             -------------------------------------------------
        Facsimile:           212-421-8860
                             -------------------------------------------------

        With copy to FiberNet counsel:

        Mr. Gordon Caplan
        Mintz, Levin, Cohn, Ferris, Clovsky and Popeo, PC

        If to Nortel Networks: Nortel Networks
                               -----------------------------------------------
                               5405 Windward Parkway
                               -----------------------------------------------
                               Alpharetta, GA  USA 30004
                               -----------------------------------------------

                               -----------------------------------------------
        Attention:             VP, Optical Products
                               -----------------------------------------------
        Facsimile:             (770) 708-7170
                               -----------------------------------------------

Either party hereto may change its address by a notice given to the other party hereto in the manner set forth above.

                                                          Agreement No. FT19901M


15.12  Information and Documentation. FiberNet shall provide any information
       ------------------------------
       and/or documentation that Nortel Networks reasonably requests from FiberNet and that is necessary for Nortel Networks to properly perform any of its obligations hereunder.

15.13  Export. FiberNet shall not export any Products or technical data received
       -------
       from Nortel Networks pursuant to this Agreement, or release any such Products or technical data with the knowledge or intent that such will be exported or transmitted to any country or to foreign nationals of any country, except in accordance with applicable U.S. laws and regulations concerning exporting and with written consent of Nortel Networks. FiberNet shall obtain all government authorizations, in accordance with applicable law prior to exporting or transmitting any such Products or technical data. Subject to Section 15.9 (Taxes) with respect to Federal, State or local sales or use taxes, Nortel Networks is solely responsible for all export/import obligations, taxes, fees or duties with respect to the use or sale of the Products within the United States.

15.14  Severability. If any provision of this Agreement is declared or
       -------------
       determined to be invalid or unenforceable under applicable law, the remaining provisions shall continue in full force and effect and the parties shall substitute for the invalid provision a valid provision which most closely approximates the economic effect and intent of the invalid provision.

15.15  Modification of Agreement. No addition to or modification of this
       --------------------------
       Agreement shall be effective or binding on either of the parties hereto unless reduced to writing and executed by the respective duly authorized representatives of each of the parties hereto.

15.16  Regulatory Compliance. Except with respect to Orders received by Nortel
       ----------------------
       Networks, in the event of any change in the Specifications or Nortel Networks' manufacturing or delivery processes for any Products as a result of the imposition of requirements by any government, Nortel Networks may upon notice to FiberNet, increase its prices, charges and fees to cover the added costs and expenses directly and indirectly incurred by Nortel Networks as a result of such change. This provision
       15.16 shall not apply with respect to Orders already received by Nortel Networks.

15.17  Entire Agreement. This Agreement, including the Exhibits and Annexes
       -----------------
       which are attached hereto and incorporated herein, comprises all the terms, conditions and agreements of the parties hereto with respect to the subject matter hereof and supersedes all previous negotiations, proposals, commitments, writings, publications and understandings of any nature whatsoever. No Exhibits or Annexes modified or created subsequent to the execution of this Agreement shall be deemed to be incorporated into this Agreement unless mutually agreed in a writing and executed by a duly authorized representative of each party. FiberNet hereby acknowledges and agrees that it has not relied on any representations or warranties other than those expressly set forth in this Agreement.

15.18 Survivorship. Any terms of this Agreement, which by their nature are intended to survive including but not limited to Articles 8, 10, 11, 12, 14 and Sections 4.5, 4.6, 9.3, and 13.3

(remainder of page intentionally left blank)

                                                          Agreement No. FT19901M


shall survive the termination or expiration of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement.



NORTEL NETWORKS INC.                                   FIBERNET TELECOM GROUP, INC.

By: /s/ Bob Cantarutti                                 By: /s/ Joel Zimmerman
    -----------------------------------------              -----------------------------------------
                (Signature)                                            (Signature)

Name:   Bob Cantarutti                                 Name:   Joel Zimmerman
     ----------------------------------------                ---------------------------------------
                   (Print)                                                (Print)

Title:  VP of Optical Networks                         Title:  SVP-Engineering and Network
     ----------------------------------------                ---------------------------------------



Date:  12/31/99                                        Date:  12/31/99
     ----------------------------------------               ----------------------------------------